Exhibit 2.2

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
Colonie Center, Albany, New York

          THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 13th day of December, 2004 by and between BRE/Colonie Center L.L.C., a Delaware limited liability company (“Seller”), and Feldman Equities Operating Partnership, LP, a Delaware limited partnership (“Purchaser”), and amends that certain Purchase and Sale Agreement (“Purchase Agreement”) dated September 29, 2004 regarding Colonie Center shopping center in Albany, New York, as follows:

1. The parties have elected to close the transaction contemplated under the Purchase Agreement through a Mortgage Assignment [as defined in Section 3(C) of the Purchase Agreement and as more fully described in this Amendment] and a defeasance of the existing mortgage lien on the Real Property as described in this Amendment. In order to accommodate the foregoing, the Closing shall take place over a three (3) day period, commencing on January 4, 2005 and culminating on January 6, 2005. The Closing Date is thus hereby extended to January 6, 2005. Notwithstanding anything to the contrary set forth in this Amendment or the Purchase Agreement, Purchaser agrees to fund the Cash Payment on the day preceding the Closing Date. Purchaser shall have no right to further extend the Closing Date; any extension rights of Purchaser under Section 4(A) of the Purchase Agreement are hereby terminated.

2. Section 3(C) of the Purchase Agreement is hereby amended by deleting the following sentence and everything after the following sentence in Section 3(C):

Notwithstanding anything to the contrary, Seller shall (a) discharge or insure over any monetary encumbrances of an ascertainable amount caused by the acts of Seller not in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate (excluding any monetary encumbrances which are described on Exhibit C, Exhibit F or which are the responsibility of Purchaser pursuant to Section 4.C(e)), and (b) any mortgages and related security documents of record encumbering the Property (“Mortgages”).

3. A new Section 3(E) is added to the Purchase Agreement reading as follows:

D. Title Clearance; Existing Loan.

(i) Notwithstanding anything to the contrary in this Agreement, Seller shall (a) discharge or insure over any monetary encumbrances of an ascertainable amount caused by the acts of Seller not in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate (excluding any Permitted Exceptions or any monetary encumbrances which are described on Exhibit C, Exhibit F or which are the responsibility of Purchaser pursuant to Section 4.C(e)), and (b) any mortgages and related security documents of record encumbering the Property (“Mortgages”), excluding that certain Mortgage made by Seller to Bank of America, N.A. dated August 16, 2002, and recorded August 27, 2002 in Liber 4180 of Mortgages, at page 157 (the “Existing Loan”). Purchaser agrees that, notwithstanding the fact that a release of all Mortgages may not be obtained prior to or at Closing, and that some or all of the Mortgages may still be of record, so long as the Title Policy issued by the Title Company does not include any of the Mortgages as an exception to title and the loan secured by the Mortgage has been paid in full from the proceeds of the Closing, Purchaser shall proceed to Closing as provided herein, and the existence of any of the Mortgages shall not be an objection to Closing. Seller shall nevertheless be obligated to cause Mortgages to be satisfied of record after Closing at Seller’s sole expense. Notwithstanding the foregoing, if the current holder of the Existing Loan on the Property (the “Holder”) permits the “Mortgage Assignment” (as hereinafter defined), the foregoing will not apply as to the Existing Loan.

(ii) To the extent allowed by the Holder pursuant to Section 2.4(b)(v) of the Loan Agreement (“Loan Agreement”, which Loan Agreement forms a part of the Existing Loan), and pursuant to the procedures set forth in Section 2.4(b)(v) of the Loan Agreement, Seller shall not cause the Existing Loan to be satisfied and instead shall request that the Existing Loan be assigned at Closing to Purchaser’s lender (“Mortgage Assignment”). Seller shall reasonably cooperate with Purchaser in attempting to effectuate the Mortgage Assignment, including giving any required notice under the Loan Agreement. Section 2.4(b)(v) of the Loan Agreement states, in pertinent part:

“If Borrower notifies Lender that it intends to effectuate the defeasance in a manner which will permit the assignment of the Note and Mortgage to a new lender providing a portion of the monies necessary to acquire the Defeasance Collateral in order to save mortgage recording tax, Lender shall effect such proposed assignment in the manner herein provided in compliance in all material respects with that certain Advisory Opinion from the New York State Department of Taxation and Finance, Office of Tax Policy Analysis, Technical Services Division (TSB-A-00(1)R), dated February 25, 2000 (the “AG Opinion”) and/or any other applicable Advisory Opinions, and Borrower and Lender agree to exercise reasonable efforts to take such steps as may be necessary to effectuate an assignment pursuant thereto, provided Borrower shall pay all of Lender’s costs and expenses associated with such compliance. Lender shall assign the Note and Mortgage, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower, provided that (i) Borrower has caused to be delivered to such new lender a substitute note in the principal amount being defeased, executed by Borrower and secured by the Defeasance Collateral pursuant to the Defeasance Security Agreement between Borrower and such new lender (such substitute note to have a term equal to the remaining term of the loan being defeased, the same interest rate as the loan being defeased, the same principal balance as the remaining principal balance of the loan being defeased, and other terms and conditions substantially the same as all other material terms and conditions of the Note), (ii) such substitute note, together with the Defeasance Security Agreement and the rights of such new lender in and to the Defeasance Collateral, shall be assigned without recourse, covenant or warranty of any nature, express or implied (other than a representation as to the new lender’s ownership thereof subject to no prior lien or encumbrance), by such new lender to Lender simultaneously with the assignment of the Note and Mortgage by Lender, and Lender shall have received, at Borrower’s expense, a reasonably satisfactory legal opinion with respect to the enforceability of such assignment. In addition, any such assignment shall be conditioned on the following: (A) Borrower shall have caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; (b) such new lender shall materially modify the Note such that it shall be treated as a new loan for federal tax purposes; (C) neither such an assignment nor any other aspect of the defeasance is then prohibited by any Legal Requirements (sic) federal, state or local law, rule, regulation, order or by any Governmental Authority and (D) neither such assignment nor any other aspect of the defeasance would constitute a prohibited transaction for any REMIC Trust or cause a failure of the trust established in connection with the Securitization to maintain its status as a REMIC Trust.”

(iii) Seller shall be responsible for the cost of defeasing the Existing Loan at Closing and delivering title to the Property at Closing free of the lien of the Existing Loan (the “Defeasance”). Purchaser shall be responsible for the cost of the Mortgage Assignment, subject to the following. Purchaser acknowledges that Seller will incur attorneys’ fees and expenses in addition to those that Seller would have incurred if Seller engaged in the Defeasance (including additional fees and expenses of the Holder), and Purchaser shall reimburse Seller at Closing for all such additional costs. Seller shall provide to Purchaser at Closing a written statement of the attorneys’ fees and expenses incurred by Seller in connection with the Mortgage Assignment, which statement shall include such attorneys’ good faith determination of the allocation of such attorneys’ fees and expenses between amounts that Seller would have incurred in the Defeasance (for which Seller shall be responsible) and the additional amounts incurred as a result of the Mortgage Assignment (for which Purchaser shall be responsible). The good faith determination of Seller’s attorneys regarding such allocation shall be binding on the parties in the absence of manifest error.

4. Except as stated in this Amendment, the Purchase Agreement shall continue in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings stated in the Purchase Agreement. This Amendment may be signed in counterparts and/or with facsimile signatures.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Amendment as of the date first above written.

SELLER:

BRE/COLONIE CENTER L.L.C., a Delaware limited liability company

By: /s/ Gary M. Sumers
Name: Gary M. Sumers
Title: Senior Managing Director and Vice President

PURCHASER:

FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Feldman Holdings Business Trust I
a Massachusetts business trust, its general partner

By:/s/ Lawrence Feldman
Lawrence Feldman, Trustee